Exhibit 99.1

       Barnes & Noble Reports Second Quarter Financial Results:
  Achieves Earnings per Share Guidance; Declares Quarterly Dividend


    NEW YORK--(BUSINESS WIRE)--Aug. 17, 2006--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today reported sales and earnings for the second quarter ended July 29, 2006. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share for stockholders of record at the close of business on September 8, 2006, payable on September 29, 2006.
    Sales for the second quarter decreased 1% to $1.2 billion largely due to last year's record breaking sales of "Harry Potter and the Half-Blood Prince." Barnes & Noble store sales of $1.0 billion were flat compared to a year ago, with comparable store sales decreasing 2.6% for the quarter. B. Dalton sales were $21.9 million for the quarter, a 31% decrease compared to the prior year due to store closings and a 9.1% comparable store sales decline. Sales at Barnes & Noble.com were $82.7 million, a decline of 14% compared to the prior year period.
    Bestselling titles during the quarter included Kim Edwards' "The Memory Keeper's Daughter," Al Gore's "An Inconvenient Truth," Fannie Flagg's "Can't Wait to Get to Heaven" and Anderson Cooper's "Dispatches from the Edge."
    Second quarter net earnings were $16.6 million or $0.24 per share, in-line with company guidance of $0.22 to $0.26 per share. Second quarter results include a $0.04 per share impact due to stock compensation expense as the company has adopted Statement of Financial Accounting Standards No. 123R (As Amended), "Share-Based Payment," and began expensing stock options at the beginning of fiscal year 2006.
    The company acquired approximately 677,000 shares for $26 million and approximately 2.8 million shares for $119 million under its share repurchase program in the second quarter and year-to-date, respectively.

    GUIDANCE

    For the third quarter, the company expects comparable store sales at Barnes & Noble stores to range from flat to an increase in the low-single digits. The company continues to expect full year comparable store sales to increase in the low single digits.
    Barnes & Noble, Inc.'s third quarter loss per share is expected to be in a range of $0.04 to $0.08, which includes stock compensation expense of $0.04 per share. The company continues to expect full year earnings per share to be in a range of $2.20 to $2.30, which includes stock compensation expense of $0.15 per share.
    As of July 29, 2006, the company operated 687 Barnes & Noble stores and 112 B. Dalton stores. During the second quarter, four Barnes & Noble stores were opened and one was closed. One B. Dalton store was closed during the quarter.

    A conference call with Barnes & Noble, Inc.'s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, August 17, 2006, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

    Barnes & Noble, Inc. will report third quarter earnings on or about November 16, 2006.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 799 bookstores in 50 states. For the fifth year in a row, the company is the nation's top retail brand for quality, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey.
    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, the successful and timely completion and integration of the company's new New Jersey distribution center, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.



                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                 (In thousands, except per share data)


------------------------------------------------ ---------------------
                              13 weeks ended        26 weeks ended
                          ---------------------- ---------------------
                           July 29,    July 30,   July 29,   July 30,
                             2006        2005       2006       2005
                          ----------- ---------- ---------- ----------

Sales                     $1,156,159  1,170,800  2,270,894  2,267,970
Cost of sales and
 occupancy                   806,637    827,490  1,582,622  1,597,309
                          ----------- ---------- ---------- ----------
   Gross profit              349,522    343,310    688,272    670,661
                          ----------- ---------- ---------- ----------
Selling and administrative
 expenses                    278,679    275,382    559,821    541,441
Depreciation and
 amortization                 41,217     43,198     81,772     86,509
Pre-opening expenses           2,705      2,662      5,985      5,109
                          ----------- ---------- ---------- ----------
   Operating profit           26,921     22,068     40,694     37,602
Interest income (expense),
 net                            (724)      (665)       786       (994)
                          ----------- ---------- ---------- ----------
    Income before taxes
     and minority interest    26,197     21,403     41,480     36,608
Income taxes                  10,675      8,722     16,903     14,918
                          ----------- ---------- ---------- ----------
    Income before minority
     interest                 15,522     12,681     24,577     21,690
Minority interest              1,054        786      1,990      1,683
                          ----------- ---------- ---------- ----------
     Net income           $   16,576     13,467     26,567     23,373
                          =========== ========== ========== ==========

Income per common share:
     Basic                $     0.25       0.20       0.41       0.34
     Diluted              $     0.24       0.18       0.38       0.32


Weighted average common
 shares outstanding
     Basic                    65,070     68,323     65,408     69,023
     Diluted                  68,895     73,087     69,499     73,743


Percentage of sales:
Sales                          100.0%     100.0%     100.0%     100.0%
Cost of sales and
 occupancy                      69.8%      70.7%      69.7%      70.4%
                           ---------- ---------- ---------- ----------
   Gross profit                 30.2%      29.3%      30.3%      29.6%
                           ---------- ---------- ---------- ----------
Selling and administrative
 expenses                       24.1%      23.5%      24.7%      23.9%
Depreciation and
 amortization                    3.6%       3.7%       3.6%       3.8%
Pre-opening expenses             0.2%       0.2%       0.3%       0.2%
                           ---------- ---------- ---------- ----------
   Operating profit              2.3%       1.9%       1.8%       1.7%
Interest expense, net           -0.1%      -0.1%       0.0%       0.0%
                           ---------- ---------- ---------- ----------
    Income before taxes
     and minority interest       2.3%       1.8%       1.8%       1.6%
Income taxes                     0.9%       0.7%       0.7%       0.7%
                           ---------- ---------- ---------- ----------
    Income before minority
     interest                    1.3%       1.1%       1.1%       1.0%
Minority interest                0.1%       0.1%       0.1%       0.1%
                           ---------- ---------- ---------- ----------
     Net income                  1.4%       1.2%       1.2%       1.0%
                           ========== ========== ========== ==========



                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                 (In thousands, except per share data)

----------------------------------------------------------------------
                                      July 29,   July 30,  January 28,
                                        2006       2005        2006
                                     ----------- ---------- ----------

           ASSETS
Current assets:
   Cash and cash equivalents         $   21,776     21,315    372,586
   Receivables, net                     131,371    112,114     99,117
   Merchandise inventories            1,375,900  1,336,174  1,313,997
   Prepaid expenses and other
    current assets                       85,400    102,443     74,476
                                     ----------- ---------- ----------
        Total current assets          1,614,447  1,572,046  1,860,176
                                     ----------- ---------- ----------

Property and equipment:
   Land and land improvements             3,247      3,247      3,247
   Buildings and leasehold
    improvements                        973,391    976,579    984,535
   Fixtures and equipment             1,245,443  1,121,202  1,174,973
                                     ----------- ---------- ----------
                                      2,222,081  2,101,028  2,162,755
   Less accumulated depreciation
    and amortization                  1,428,320  1,293,732  1,356,379
                                     ----------- ---------- ----------
      Net property and equipment        793,761    807,296    806,376
                                     ----------- ---------- ----------

Goodwill                                261,678    265,901    263,731
Intangible assets, net                   92,470     95,351     93,834
Deferred taxes                          114,949    124,152    114,046
Other noncurrent assets                  25,478     36,861     25,969
                                     ----------- ---------- ----------
   Total assets                      $2,902,783  2,901,607  3,164,132
                                     =========== ========== ==========


  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                  $  755,500    760,806    828,852
   Accrued liabilities                  524,463    475,987    683,816
                                     ----------- ---------- ----------
      Total current liabilities       1,279,963  1,236,793  1,512,668
                                     ----------- ---------- ----------

Long-term debt                           41,000      9,000          -
Deferred income taxes                   158,035    193,743    158,035
Other long-term liabilities             378,195    379,134    367,531

Minority interest                         7,094      6,442     10,057

Shareholders' equity:
   Common stock; $.001 par value;
    300,000 shares authorized;
    84,335, 81,377 and 83,370 shares
    issued, respectively                     84         81         83
   Additional paid-in capital         1,125,715  1,037,321  1,091,018
   Accumulated other comprehensive
    loss                                 (8,826)   (10,347)    (9,085)
   Retained earnings                    519,211    409,507    512,594
   Treasury stock, at cost, 19,520,
    13,503 and 16,690 shares,
    respectively                       (597,688)  (360,067)  (478,769)
                                     ----------- ---------- ----------
      Total shareholders' equity      1,038,496  1,076,495  1,115,841
                                     ----------- ---------- ----------
Commitments and contingencies                 -          -          -
                                     ----------- ---------- ----------
   Total liabilities and
    shareholders' equity             $2,902,783  2,901,607  3,164,132
                                     =========== ========== ==========



    CONTACT: Barnes & Noble, Inc.
             Media:
             Mary Ellen Keating
             Senior Vice President
             Corporate Communications
             212-633-3323
             or
             Investor:
             Joseph J. Lombardi
             Chief Financial Officer
             212-633-3215